Exhibit 99.1

PULSE BIOSCIENCES ANNOUNCES WITHDRAWAL AND PLANNED RESUBMISSION OF 510(k) APPLICATION FOR THE PULSETXTM SYSTEM

HAYWARD, Calif.— (BUSINESS WIRE) – September 11, 2017 – Pulse Biosciences, Inc. (Nasdaq: PLSE), a medical technology company developing a proprietary therapeutic tissue treatment based on its Nano-Pulse Stimulation (NPS) platform, announced today that it has withdrawn its initial application to the United States Food and Drug Administration (FDA) for 510(k) clearance of its PulseTx™ System.

The voluntary withdrawal on September 8, 2017, was the result of the FDA’s appropriate request for additional data that could not be provided within the Agency’s 90-day review period that would have otherwise ended on September 10, 2017. Pulse Biosciences is committed to generating the requested data and analysis, and the company plans to submit the supplemental information in a subsequent 510(k) application in the coming months.

“Over the past several months, we have been engaged in very productive and positive conversations with the FDA staff, and we remain confident in our ability to obtain a 510(k) clearance for the PulseTx™ System and more broadly for Nano-Pulse Stimulation,” noted Darrin Uecker, Pulse Biosciences President and Chief Executive Officer.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation, a proprietary cell signaling technology. Nano-Pulse Stimulation is a non-thermal, precise, focal drug-free tissue treatment technology that directly affects the cell membrane and intracellular structures to stimulate unique behaviors in cells. NPS can initiate a cell death process that allows for the treatment of tissue cells with minimal inflammatory response which improves healing outcomes and supports the replacement of treated tissue cells with healthy tissue cells.  In cancerous lesions, NPS has been shown in preclinical models to induce immunogenic cell death (ICD) exposing the unique antigens of the treated cells to the immune system, resulting in the generation of cytotoxic T-cells and the mounting of an adaptive immune response targeted against those cells.  Pulse Biosciences is investigating a variety of applications for its technology that exploits the technology’s unique biologic effect, including immuno-oncology, dermatology, and veterinary medicine. More information is available at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding regulatory clearance and the timing of FDA filings or approvals, current and planned future business plans, clinical studies, other matters related to its pipeline of product candidates, future financial performance and other future events.  These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investors:
Brian Dow

Sr. Vice President and Chief Financial Officer

IR@pulsebiosciences.com

or

The Trout Group
Mike Zanoni, 646-378-2924
mzanoni@troutgroup.com or

Media:
Sam Brown, Inc.
Christy Curran,  615-414-8668
christycurran@sambrown.com